Exhibit 10.1

Worldwide Headquarters
20 Trafalgar Square
Nashua, NH 03063

Phone: +1 603.883.5200
Fax: +1 603.595.6993
www.gtat.com

October 12, 2012

Mr. David Keck

11754 Windemere Drive

Missoula, MT  59804

Re: Sales Incentive Compensation

Dear Dave,

Pursuant to the Employment Agreement between you and GTAT Corporation (f/k/a GT Solar Incorporated) (the “Company”) dated April 12, 2006 , as amended by the amendment dated January 16, 2007 (the “Employment Agreement”), you have accrued the right to receive certain incentive payments based upon sales of polysilicon equipment and services, in accordance with the terms of the Offer Letter (the “Sales Incentive”).

You and the Company have agreed that the Sales Incentive will terminate upon the execution of this letter agreement, subject to the terms set forth below:

1.  You will no longer be eligible for any payments in respect of sales of polysilicon equipment and services occurring on and after the date of this letter agreement.

2.  In lieu of all right to payments under the Sales Incentive, the Company will pay you the following amounts:

(a)                                                      A payment of $1,500,000 less (i) your current base salary and (ii) the amount of the Sales Incentive paid for the quarter ended June 30, 2012 shall be made in three equal quarterly installments beginning with the quarter ending September 30, 2012.  The payments will be made with the first payroll following the end of each quarter.

(b)                                                      A payment of $2,500,000 shall be made in six equal quarterly installments beginning 30 days following the termination of your employment with the Company, pursuant to an Independent Consulting Agreement of even date herewith ; provided, however, that such amount shall be reduced to (i) $2,000,000 if you elect to terminate your employment before December 31, 2013 and (ii) to $1,500,000 if you elect to terminate your employment before December 31, 2012.

The foregoing proviso reducing your payment under paragraph 2(b) shall not apply in the event that you resign as a result of (x) your scope of responsibility being materially diminished or (y) the Company requiring you to relocate more than 50 miles from Missoula, Montana, other than in connection with your international assignment to Hong Kong.

3. You understand and agree that in the event that you are terminated for cause pursuant to the terms of your Employment Agreement, that you will forfeit any right of payment under this letter agreement.

4. The Restrictive Covenant Agreement (as defined in the Employment Agreement) is hereby amended by deleting the final sentence of Section 9 thereof.  Sections 9 and 10 of the Restrictive Covenant Agreement are hereby amended by changing the reference to “three (3) years” therein to “two (2) years.”

Kindly indicate your agreement with the foregoing by signing in the space provided below

Very truly yours,

GTAT CORPORATION

	BY:	/s/ Hoil Kim
Hoil Kim, Vice President and
General Counsel

ACKNOWLEDGED AND
AGREED:

/s/ David Keck
David Keck

GT Advanced Technologies
20 Trafalgar Square	Phone:	+1 603.883.5200
Nashua, NH 03063	Fax:	+1 603.595.6993	www.gtat.com